SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

December 24, 2004

PRESIDION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Florida	000-31489	65-0832987
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

755 W. Big Beaver, Suite 1700, Troy, Michigan (Address of principal executive offices)	48084 (Zip code)

Registrant’s telephone number, including area code:	(248) 269-9600

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES

Item 3.02. Unregistered Sales of Equity Securities.

     On December 24, 2004 Presidion Corporation sold 25,000 shares of Series B Convertible Preferred Stock with a stated value of $100 per share collectively to Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P. and Monarch Pointe Fund, Ltd., which are three investment funds managed by Mercator Advisory Group, LLC of Los Angeles, California (collectively the “Mercator Entities”). Presidion has also issued warrants to the Mercator Entities to collectively purchase up to 25 million shares of its common stock with a warrant price of $0.09 per share. The shares of Series B Convertible Preferred Stock were sold for a total cash price of $2,500,000. The Series B Convertible Preferred Stock and the warrants were sold under an exemption from registration under Section 4(2) of the Securities Act.

     The Series B Convertible Preferred Stock may be converted into Presidion’s common stock at a price equal to 85% of the Market Price (the average of the lowest 3 intra-day trading prices during the 10 immediately proceeding trading days), with a floor conversion price of $0.05 per share and a ceiling conversion price of $0.08. The warrants are exercisable for a period of three years at $0.09 per share.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2004	PRESIDION CORPORATION
	By:	/s/ Craig A. Vanderburg
	Name:	Craig A. Vanderburg
	Title:	President, Chief Executive Officer and Director